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                                                                      Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-1 Post-Effective Amendment No. 1 to Registration Statement No. 333-158183 of our report, dated March 17, 2009, relating to the financial statements and financial statement schedules of Allstate Life Insurance Company of New York (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for uncertainty in income taxes and accounting for deferred acquisition costs associated with internal replacements in 2007), appearing in the Annual Report on Form 10-K of Allstate Life Insurance Company of New York for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Exhibit, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Chicago, Illinois
June 12, 2009